EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128408, 333-117846, 333-106777, 333-84748, and 333-139115 of Form S-8 of the Venture Financial Group, Inc. Employee Stock Ownership Plan (with 401(k) provisions) of our report dated June 26, 2008, with respect to the financial statements and supplemental schedule of the Venture Financial Group, Inc. Employee Stock Ownership Plan (with 401(k) provisions) as of December 31, 2007 and 2006 and for the years then ended included in the annual report on Form 11-K.

/s/ Moss Adams LLP
Everett, Washington
June 26, 2008